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                                                                    Exhibit 23.6




CONSENT OF JANNEY MONTGOMERY SCOTT LLC




     We hereby consent to the use of our opinion letter dated July 30, 2000 to the Board of Directors of IBS Interactive, Inc. ("IBS") as Annex 8 to the Joint Proxy Statement/Prospectus of the Digital Fusion Business Combination relating to the proposed merger between IBS, Infonautics, Inc. and First Avenue Ventures, Inc. and to the references to our firm in the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.





/s/ JANNEY MONTGOMERY SCOTT LLC



September 20, 2000